Exhibit 99.1

FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2018

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      To

Commission file number 1-10254

TOTAL SYSTEM SERVICES, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

TOTAL SYSTEM SERVICES, INC.

ONE TSYS WAY

COLUMBUS, GEORGIA 31901

(706) 644-4388

TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Financial Statements

December 31, 2018, 2017, and 2016

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator and Plan Participants

Total System Services, Inc.

    2012 Employee Stock Purchase Plan:

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of the Total System Services, Inc. 2012 Employee Stock Purchase Plan (the Plan) as of December 31, 2018 and 2017, the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Plan as of December 31, 2018 and 2017, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/KPMG LLP

We have served as the Plan’s auditor since 2013.

Atlanta, Georgia

April 11, 2019

TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Statements of Financial Condition

December 31, 2018 and 2017

Assets	2018	2017
Cash	$646,223	526,712

Total assets	$646,223	526,712

Plan Equity
Plan Equity–
(3,646 active participants and 3,303 actively contributing participants at December 31, 2018; 3,304 active participants and 2,901 actively contributing participants at December 31, 2017)	$646,223	526,712

See accompanying notes to financial statements.

TOTAL SYSTEM SERVICES, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Statements of Operations and Changes in Plan Equity

Years ended December 31, 2018, 2017 and 2016

	2018	2017	2016
Contributions:
Participants	$11,947,106	10,650,124	10,554,208
Participating employers:
Total System Services, Inc.	1,178,427	1,094,650	1,080,477
Columbus Depot Equipment Company	1,733	1,089	97
Columbus Productions, Inc.	5,277	5,524	5,707
TSYS Canada, Inc.	4,335	4,209	13,119
TSYS Acquiring Solutions	136,417	120,239	122,328
TSYS Merchant Solutions, LLC	30,654	31,076	47,296
TSYS International	89,226	87,764	119,807
ProPay	30,680	25,176	21,141
NetSpend	112,519	90,816	90,637
TSYS Advisors	9,224	8,863	10,563
Cayan	25,779	—	—
Central Payment	5,164	4,041	2,461
TSYS Business Solutions (formerly TransFirst)	160,942	124,259	78,674

Total employer contributions	1,790,378	1,597,706	1,592,306

Total additions	13,737,484	12,247,830	12,146,514
Withdrawals by participants – common stock of Total System Services, Inc. at fair market value (153,126 shares in 2018, 192,918 shares in 2017, and 250,061 shares in 2016.)	13,608,347	11,721,118	12,146,514
Withdrawals by terminated participants	9,626	—	—

Increase in Plan equity for the year	119,511	526,712	—
Plan equity at beginning of year	526,712	—	—

Plan equity at end of year	$646,223	526,712	—

See accompanying notes to financial statements

(1)	Description of the Plan

On January 31, 2012, the board of directors of Total System Services, Inc. (TSYS) adopted the Total System Services, Inc. 2012 Employee Stock Purchase Plan (the Plan). The Plan was approved by the TSYS shareholders on May 1, 2012, and became effective as of July 1, 2012. On July 1, 2012, the plan assets of the predecessor plan, the Total System Services, Inc. Employee Stock Purchase Plan, were rolled over into the Plan. The Plan is designed to enable participating TSYS and participating subsidiaries’ employees to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and by TSYS and its subsidiaries (the Participating Employers).

TSYS serves as the Plan Administrator. As of September 1, 2015, the Plan agent is Fidelity Stock Plan Services, LLC, hereafter referred to as “Agent.” Prior to September 1, 2015, the Plan agent was ComputerShare Shareowner Services, LLC.

All employees based in the United States who work 20 hours per week or more are eligible to participate in the Plan on the first payroll date after completing three months of continuous employment. Employees of TSYS or TSYS affiliates who are employed in a country other than the United States are not eligible to participate in the Plan unless the Plan is registered or qualified in the employee’s country of residence.

Participants contribute to the Plan through payroll deductions as a percentage of compensation. The maximum allowable contribution ranges from 3% to 7% of compensation based on years of service. The maximum amount of compensation that may be taken into account under the Plan on an annual basis is $250,000. The minimum allowable contribution is 1% of compensation. Matching contributions to the Plan are to be made by the Participating Employers in an amount equal to 0-50% of each participant’s contribution, with the percentage of the matching contribution to be set by the TSYS Board of Directors. As of December 31, 2018 and 2017, the Participating Employer’s match was 15%. Participants are immediately vested in their contributions and Participating Employer’s matching contributions.

The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, and transaction costs, which are included in the cost of each participant’s investment in common stock of TSYS.

The Plan Agent purchases TSYS common stock on behalf of each participant with the participant contributions and company contributions. From Plan inception through August 31, 2015, TSYS common stock purchased through the Plan was held in the Plan for each participant. Effective September 1, 2015, concurrent with the change in Agent, shares of TSYS common stock purchased on behalf of Plan participants, or amounts less than the full price of a share, are immediately distributed to each participant’s personal brokerage account. Dividends are no longer paid to participants through the Plan but are paid within their brokerage account. Participants may choose dividends paid, or reinvested to purchase additional shares. Accordingly, subsequent to September 1, 2015, there is a zero balance for Plan equity except for when there is a timing difference between year-end contributions and withdrawals.

Within their personal brokerage account, the Plan provides that all shares must be held for a minimum period of six months, during which the shares cannot be sold, transferred, assigned, pledged, or otherwise disposed of. Subsequent to the six months holding period, the Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in lump-sum cash distributions.

The Plan provides that upon termination of participation in the Plan, each former participant will receive, at his or her discretion, (i) the full number of shares of TSYS common stock held on his or her behalf by the Agent, together with a check for any fractional share interest, or (ii) a lump-sum cash distribution for the proceeds of the sale of all shares held on his or her behalf by the Agent.

Participation in the Plan shall automatically terminate upon termination of a participant’s employment whether by death, retirement, or otherwise.

TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or her, or his or her Participating Employer prior to the date of such amendment or termination.

TSYS reserves the right to suspend Participating Employer contributions to the Plan if its board of directors feels that TSYS’ financial condition warrants such action.

(2)	Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Contributions to the Plan by TSYS and participating employees are accounted for on the accrual basis. Withdrawals are accounted for upon distribution.

Purchases and sales of TSYS common stock are reflected on a trade-date basis.

(3)	Tax Status of the Plan

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by their Participating Employer. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

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